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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                                  Commission File Number 0-17743
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                             COMPTRONIX CORPORATION
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            (Exact name of registrant as specified in its charter)


                                      N/A
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


Common Stock, Series A Convertible Stock and Convertible Subordinated Debentures
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            (Title of each class of securities covered by this Form)



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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate, the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [X]        Rule 12h-3(b)(1)(i)   [X]

               Rule 12g-4(a)(1)(ii) [ ]        Rule 12h-3(b)(1)(ii)  [ ]

               Rule 12g-4(a)(2)(i)  [ ]        Rule 12h-3(b)(2)(i)   [ ]

               Rule 12g-4(a)(2)(ii) [ ]        Rule 12h-3(b)(2)(ii)  [ ]

                                               Rule 15d-6            [ ]


     Approximate number of holders of record as of the certification or notice date:

                                      -0-*
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* Pursuant to the Registrant's plan of liquidation, approved by the United
  States Bankruptcy Court, the Registrant is being liquidated and its securities canceled. Holders of the Common Stock and Series A Convertible Preferred Stock received no distributions, and holders of Convertible Subordinated Debentures are receiving distributions on the same basis as other unsecured creditors.




Date: December 31, 1997                      By: /s/ E. TOWNES DUNCAN
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                                                E. Townes Duncan
                                                Authorized Representative